NYSE Amex Equities Exchange Symbol - UEC
FOR IMMEDIATE RELEASE	April 13, 2010

Uranium Energy Corp Completes Sale of Interest in Cebolleta Uranium Project in New Mexico for $11 Million

Corpus Christi, Texas - April 13, 2010 - Uranium Energy Corp (NYSE-AMEX: UEC, the "Company") is pleased to announce that the Company has received a cash payment of US$11,000,000 as complete consideration for the sale of the Company's 49%-interest in Cibola Resources LLC (the "LLC") to Neutron Energy, Inc. ("Neutron"), a Nevada corporation. Neutron has exercised its option (the "Option") to make this purchase in accordance with an option agreement between the Company and Neutron announced November 12, 2009, which was subsequently extended.

Amir Adnani, President and CEO, stated, "We are very pleased to complete this transaction. As a consequence, the Company's balance sheet is now in a strong position with working capital of over $26 million and no debt. The plan is to apply the proceeds from the sale directly to expand the Company's major opportunity in Texas where we are effecting a regional strategy of developing satellite ISR uranium projects to feed the Company's fully-licensed Hobson central processing plant."

Harry Anthony, Chief Operating Officer, added, "At present we are aggressively carrying through near-term production strategies at the Company's Palangana and Goliad ISR uranium projects and, with this additional cash infusion, we anticipate that we have sufficient resources to complete these production plans. At Palangana, which is fully permitted, we are actively expanding the resource base while continuing to perform engineering studies related to production. Concurrently, the Company is moving through the final stages of mine permitting at our Goliad ISR project. Uranium recovered from both sites will feed our central processing plant at Hobson."

Until Neutron's exercise of the Option, the Company and Neutron had been parties to a Limited Liability Company Members' Agreement and a Limited Liability Company Operating Agreement (collectively, the "LLC Agreements"), both made as of April 26, 2007, relating to the formation, operation and governance of the LLC under the Delaware Limited Liability Company Act. The LLC holds interests in certain real estate, surface and mineral fee interests in, and technical and financial data pertaining to, the South L Bar Tract and the St. Anthony Tract, covering 6,717 acres located in Cibola County, New Mexico, and collectively known as the Cebolleta uranium project.

About Uranium Energy Corp

Uranium Energy Corp. (NYSE-AMEX: UEC) is a U.S.-based exploration and development company with the objective of near-term uranium production in the U.S. The Company's fully licensed and permitted Hobson processing facility is central to all of its projects in South Texas, including the fully-permitted Palangana in-situ recovery project, and the Goliad in-situ recovery project which is in the final stages of mine permitting for production. The Company's operations are managed by professionals with a recognized profile for excellence in their industry, a profile based on many decades of hands-on experience in the key facets of uranium exploration, development and mining.

Contact North America: Investor Relations, Uranium Energy Corp:

Toll Free: (866) 748-1030
Fax: (361) 888-5041
E-mail: info@uraniumenergy.com

Stock Exchange Information:
NYSE-AMEX: UEC
Frankfurt Stock Exchange Symbol: U6Z
WKN: AØJDRR
ISN: US916896103

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans, "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and should be viewed as "forward-looking statements". Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of exploration activities, variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of capital to fund programs and the resulting dilution caused by the raising of capital through the sale of shares, accidents, labour disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, title disputes or claims limitations on insurance coverage. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release.

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